SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

         Filed by the Registrant |X|
         Filed by a Party other than the Registrant |_|
         Check the appropriate box:
         |_|  Preliminary Proxy Statement          |_|     Confidential, for
                                                           Use of the Commission
                                                           Only (as permitted by
                                                           Rule 14a-6(c)(2))
         |X|  Definitive Proxy Statement
         |_|  Definitive Additional Materials
         |_| Soliciting Material Pursuant to Rule
                     14a-11(c) or Rule 14a-12 NATURAL HEALTH
                                  TRENDS CORP.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
         |_|      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14-a6(I)(1), or
                  14a-6(I)(2) or Item 22(a)(2) of Schedule 14A.

         |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3),
         |X| Fee computed on table below per exchange Act Rules 14a-6(I)(4) and 0-11.
         (1)  Title of each class of securities to which transaction applies:
                    Common
         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction: $2,860,191

         (5)  Total fee paid: $572.03

         |_|  Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2)  Form, Schedule or Registration Statement No.:

         (3)  Filing Party:

         (4)  Date Filed:

                           NATURAL HEALTH TRENDS CORP.
                              2001 West Sample Road
                             Pompano Beach, FL 33064


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be Held on July 24, 1998

To the Stockholders of NATURAL HEALTH TRENDS CORP.

         The Annual Meeting of Stockholders of Natural Health Trends Corp., a Florida corporation ("Company"), will be held at the offices of McLaughlin & Stern, LLP, 260 Madison Avenue, 18th floor, New York, New York 10016 on July 24, 1998, at 4:30 P.M., local time, for the following purposes:

         1. To elect a board of five directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

         2. To ratify the selection by the Board of Directors of Feldman Sherb Ehrlich & Co.,P.C. to serve as independent auditors for the year ending December 31, 1998;

         3.       To approve the Company's 1998 Stock Option Plan;

         4. To approve the sale of the Company's three vocational schools and certain related businesses to Florida College of Natural Health, Inc., a Florida corporation controlled by Neal R. Heller, the Company's President, Chief Executive Officer, a director and principal stockholder and his wife, Elizabeth
S. Heller, the Company's Secretary, a director and principal stockholder for a purchase price of $1,800,000 in cash and certain additional consideration as described herein;

         5. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock, $0.001 par value per share, from 5,000,000 to 50,000,000;

         6. To ratify the conversion of 4,000 shares of Series C Preferred Stock issued in the Company's April 1998 private placement into shares of Common Stock pursuant to the terms of such Preferred Stock to the extent that the number of shares of Common Stock issuable upon such conversion exceeds 191,902 (the number of shares equal to 20% of the Company's outstanding Common Stock outstanding on April 8, 1998, the date of the closing of the private placement); and

         7. To ratify the conversion of $595,000 of the Company's 12.5% promissory notes and the interest thereon into the number of shares of Common Stock equal to the principal and accrued interest thereon divided by 85% of the closing bid price of the Common Stock for five consecutive trading days ending on May 15, 1998 which is $.5848; and

         8. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Management is aware of no other business which will come before the meeting.

         The Board of Directors has fixed the close of business on June 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held.

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                       By Order of the Board of Directors,

                          Neal R. Heller, President and Chief Executive Officer
Pompano Beach, Florida
June 26, 1998

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                           NATURAL HEALTH TRENDS CORP.
                              2001 West Sample Road
                             Pompano Beach, FL 33064



                                 PROXY STATEMENT



                         ANNUAL MEETING OF STOCKHOLDERS

                                  July 24, 1998

                             SOLICITATION OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Natural Health Trends Corp., a Florida corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on July 24, 1998 (the "Meeting"), at 4:30 P.M., local time, at the offices of McLaughlin & Stern, LLP, 260 Madison Avenue, 18th floor, New York, New York 10016, and at any adjournments thereof.

         A form of proxy is enclosed for use at the Meeting. The proxy may be revoked by a stockholder at any time before it is voted by execution of a proxy bearing a later date or by written notice to the Secretary before the Meeting, and any stockholder present at the Meeting may revoke his or her proxy thereat and vote in person if he or she desires. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted (i) for the election of the nominees for director named in this Proxy Statement, (ii) for ratification of the selection by the Board of Directors of Feldman Sherb Ehrlich & Co., P.C. to serve as independent auditors for the year ending December 31, 1998, (iii) for the approval of the Company's 1998 Stock Option Plan; (iv) for the approval of the sale of the Company's three vocational schools to Florida College of Natural Health, Inc.; (v) for the approval of an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of the Company's authorized shares of Common Stock from 5,000,000 to 50,000,000; (vi) to ratify the conversion of 4,000 shares of Series C Preferred Stock issued in the Company's April 1998 private placement into shares of Common Stock pursuant to the terms of such Preferred Stock to the extent that the number of shares of Common Stock issuable upon such conversion exceeds 191,902 (the number of shares equal to 20% of the Company's outstanding Common Stock on April 8, 1998, the date of the closing of the private placement); (vii) to ratify the conversion of $595,000 of the

Company's 12.5% promissory notes into shares of Common Stock; and (viii) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Meeting and any adjournments thereof.

         The cost for soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telefax or cable by personnel of the Company who will not receive any additional compensation for such solicitation. The Company may reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals and obtaining their proxies. This Proxy Statement and the accompanying form of proxy will be first mailed to stockholders on or about June 26, 1998.

         The close of business on June 23, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date there were 1,259,580 shares of common stock, par value $.001 per share, of the Company ("Common Stock") outstanding. Each share entitles the holder thereof to one vote and a vote of a majority of the shares present, or represented, and entitled to vote at the Meeting is required to approve each proposal to be acted upon at the Meeting, except that the vote of a majority of the shares outstanding shall be required to approve Proposal No. 4. The holders of a majority of the shares of Common Stock outstanding on the record date and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments thereof.


                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         The by-laws of the Company give the Board of Directors the authority to determine the number of directors who shall constitute the full Board, which currently consists of five directors. All directors will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The five nominees for election to the Board of Directors who receive the greatest number of votes cast at the Meeting will be elected to the Board of Directors.

         The nominees for election as directors are Sir Brian Wolfson, Neal R. Heller, Elizabeth S. Heller, Martin C. Licht and Dirk D. Goldwasser. Of the current directors, only Arthur Keiser is not standing for reelection. If any nominee becomes unable or unwilling to serve, the persons named as proxies will have discretionary authority to vote for a substitute. To the best of the Company's knowledge, all the nominees will be available to serve. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted FOR each of the nominees.

         The following is a brief summary of the background of each nominee:

         Sir Brian Wolfson has served as Chairman and a director of the Company since July 1997 and Chief Executive Officer and Chairman of the Board of Directors of Global Health Alternatives, Inc. ("GHA") since its inception in October 1995. Prior to co-founding GHA in October 1995, Sir Brian served as Chairman of Wembley, PLC from 1986 to 1995. Sir Brian is currently a director of Fruit of the Loom, Inc., Kepner-Tregoe, Inc., Playboy Enterprises, Inc., and Autotote Corporation, Inc.

         Neal R. Heller has been the President, Chief Executive Officer and a director of the Company since its inception in 1988. Mr. Heller is an attorney and has been admitted to practice in the State of Florida since 1985. Mr. Heller earned a Bachelor of Arts degree from the University of Miami in 1982 and a Juris Doctor degree from Nova University in 1985. On December 18, 1990, Mr. Heller filed a voluntary petition under Chapter 7, Title 11 of the United States Code, in the United States Bankruptcy Court for the Southern District of Florida. The Bankruptcy Court entered an Order of Discharge of Debtor on April 5, 1991. Mr. Heller currently serves as President of the Broward Association of Career Schools and is the treasurer and a member of the Board of Directors of the Florida Association of Post-Secondary Schools and Colleges. Mr. Heller is the husband of Elizabeth S. Heller.

         Elizabeth S. Heller has been Secretary and a director of the Company since its inception in 1988. Mrs. Heller earned a Bachelor of Arts degree from the University of Miami in 1983. Mrs. Heller is the wife of Neal R. Heller.

         Martin C. Licht has been a practicing attorney since 1967 and has been a partner of the law firm of McLaughlin & Stern, LLP since January 1998. Mr. Licht became a director of the Company in July 1995. Mr. Licht is also a director of Cable & Co. Worldwide, Inc., a publicly traded company, which imports and markets footwear on a wholesale basis.

         Dirk D. Goldwasser, 38, has been a consultant/trader with Filin Corp. from August 1996 to the present. From June 1994 to July 1996 he was a vice president with Bankers Trust Securities Company. From December 1993 to June 1994 he was an associate with Oppenheimer and Co. From 1988 to 1994, he was director of sales for Galbreath Asset Advisors/Loews Organization.

Board Meetings and Committees

         Historically, the Company has had standing Compensation, Audit, and Nominating Committees (all of which were comprised of Mr. Keiser and Mr. Licht) which perform the functions described below. At present directors are not compensated for committee meetings.

         The function of the Compensation Committee is to make recommendations to the Board of Directors with respect to compensation and benefit programs for officers and directors of the Company.

         The function of the Audit Committee is to review the financial affairs and internal controls of the Company, to recommend each year to the Board of Directors independent auditors to audit the annual financial statements of the Company, to meet with the Company's auditors, to review the scope of the audit plan, to discuss with the auditors the results of the Company's annual audit and any related matters, and to review transactions posing a potential conflict of interest among the Company and its directors, officers and affiliates.

         The function of the Nominating Committee is to make recommendations to the Board of Directors with respect to the executive officers and directors of the Company.

         Assuming the foregoing nominees are elected to serve as Directors, the Board intends to nominate Messrs. Licht and Goldwasser to serve on the foregoing committees.

         During the year ended December 31, 1997, the Board of Directors had eight meetings. The Committees did not meet in 1997. Each director attended at least 75% of the meetings of the Board of Directors and the committees of which such director is a member.

Executive Compensation.

Summary Compensation Table

         The   following   table   provides  a  summary  of  cash  and  non-cash
compensation for each of the last three fiscal years ended December 31, 1995, 1996, and 1997 with respect to the following officers of the Company:

                                                        Annual Compensation                        Long Term  Compensation
                                                                                                    Awards     Payouts
                                                                                                    Securities
                                                                       Other          Restricted    Underlying   LTIP     All Other
          Name and                                                    Annual        Stock Award(s)   Options    Payouts    Compensa-
     Principal Position         Year     Salary($)    Bonus($)  Compensation($)(1)         $        SARs(#)       ($)      tion($)
     ------------------         ----     ---------    --------  ------------------- -------------------------    -----    --------
Sir Brian Wolfson, Chairman of
the Board (2)                   1997     $240,000       ---             ---               ---          ---           ---        ---
Neal R. Heller,                 1997      201,500       ----           ----              ----          ----         ----        ----
President and                   1996      162,500       ----           ----              ----          ----         ----        ----
Chief Executive Officer         1995      150,000       ----           ----              ----          ----         ----        ----
Elizabeth S. Heller             1997      141,100       ----           ----              ----          ----         ----        ----
Secretary                       1996      150,000       ----           ----              ----          ----         ----        ----
                                1995      150,000       ----           ----              ----          ----         ----        ----


--------------------------------
(1) Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of each of such individual's total annual salary and bonus.
(2)   Sir Brian Wolfson waived his 1997 salary.


         Options Grants in Last Fiscal Year. The following table sets forth certain information with respect to option grants during the fiscal year ended December 31, 1997 to the named executive officers.


                                                    Percent of Total
                          Number of Securities     Options Granted to
                           Underlying Options      Employees in Fiscal   Exercise or Base Price
         Name                    Granted                  Year                   ($.SH)              Expiration Date
                         -----------------------
Sir Brian Wolfson                         20,000          31.4%                  $ 22.40          July 2007
Neal R. Heller                            10,000          14.7%                    .04            July 2007
Elizabeth S. Heller                       10,000          15.7%                    .04            July 2007


Year-end Option Table. During the fiscal year ended December 31, 1997, none of the named executive officers exercised any options issued by the Company. The following table sets forth information regarding the stock options held as of December 31, 1997 by the named executive officers.


                           Number of Securities Underlying Unexercised         Value of Unexercised In-the-Money
                                   Options at Fiscal Year-End                      Options at Fiscal Year End
         Name                  Exercisable            Unexercisable            Exercisable            Unexercisable
         ----                  -----------            -------------            -----------            -------------
Sir Brian Wolfson                              0                  20,000           --                       --
Neal R. Heller                            10,000                       0         18,750                     --
Elizabeth S. Heller                       10,000                       0         18,750                     --

Employment Agreements

         The Company has entered into employment agreements with Neal R. Heller and Elizabeth S. Heller, which will expire in December 2001, under which they will be full-time employees and shall receive salaries of $247,000 and $78,000, respectively. Mr. and Mrs. Heller received salaries in 1997 of $201,500 and $141,000, respectively. Each agreement provides that the executive will be eligible to receive short-term incentive bonus compensation if the Company is profitable, the amount of which, if any, will be determined by the Board of Directors based on the executive's performance, contributions to the Company's success and on the Company's ability to pay such incentive compensation. The employment agreements also provide for termination based on death, disability, voluntary resignation or material failure in performance and for severance payments upon termination under certain circumstances. The agreements contain non-competition provisions that will preclude each executive from competing with the Company for a period of two years from the date of termination of employment. Such agreements will be canceled upon the consummation of the sale of the Schools, as set forth in Proposal No.4 of this Proxy Statement.

         Sir Brian Wolfson has fixed-term employment agreement of one year, commencing January 1, 1998, at an annual salary of $50,000.

Directors' Compensation

         Directors of the Company do not receive any fixed compensation for their services as directors. The Company intends to pay each outside director $18,000 per annum and grant each outside director options to purchase 35,000 shares of Common Stock per annum. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with performance of their duties to the Company. The Company did not pay its directors any cash or other form of compensation for acting in such capacity, although directors who were also executive officers of the Company received cash compensation for acting in the capacity of executive officers. See "-Executive Compensation." No director received any other form of compensation for the fiscal year ended December 31, 1997.

Security Ownership of Certain Beneficial Owners and Management.

         The following table sets forth certain information as to the Common Stock ownership of each of the Company's directors, executive officers, all executive officers and directors as a group, and all persons known by the Company to be the beneficial owners of more than five percent of the Company's Common Stock.


                                                        Number of                           Approximate
Name and Address of Beneficial Owner(1)                 Shares(2)                   Percentage of Common Stock
---------------------------------------                 ---------                   --------------------------
Neal R. Heller and Elizabeth S. Heller
2397 N.W. 64th Street
Boca Raton, FL  33496
                                                       145,850(3)                             18.7%
Martin C. Licht
Selden Lane
Greenwich, CT 06831                                      1,300(4)                               *

Arthur Keiser
6324 NW 79th Way
Parkland, FL 33067                                         850(5)                               *

Sir Brian Wolfson
Global Health Alternatives, Inc.
44 Welbeck Street
London, England  W1N7HF                                      0(6)                               *

Azure Limited Partnership I
13 Eagles Nest Drive
La Conner, Washington 98257                                41,567                              5.5%

Dirk D. Goldwasser
425 East 51st Street
New York, NY  10022                                         1,125                               *

All Executive Officers and Directors as a                 148,000                             19.0%
Group
         (5 persons)


         (1) Unless otherwise noted, all persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock beneficially owned by them.

         (2) The table does not include shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. Pursuant to the terms of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the holders thereof generally are not entitled to convert such instruments to the extent that such conversion would increase the holders' beneficial ownership of Common Stock to in excess of 4.9%, except in the event of a mandatory conversion. On the date of a mandatory conversion of the Preferred Stock, June 4, 2000 with respect to the Series A Preferred Stock, February 20, 2000 with respect to the Series B Preferred Stock and April 8, 2000 with respect to the Series C Preferred Stock, a change in control of the Company may occur, based upon the number of shares of Common Stock issuable. Unless Proposal No. 6 to this Proxy Statement is approved by the shareholders, the 4,000 outstanding shares of Series C Preferred Stock can only be converted up to a maximum of 191,902 shares of Common Stock. (See Proposal No. 6 hereof).

         (3) Mr. Heller owns 59,350 shares of Common Stock, and Mrs. Heller owns 66,500 shares of Common Stock and each has sole voting and dispositive power with respect to such shares. As they are husband and wife, each may be deemed the beneficial owner of the shares owned by the other. Includes up to 20,000 shares of Common Stock issuable upon the exercise of options held by Mr. and Mrs. Heller.

         (4) Includes presently exercisable options to purchase up to 50 shares of Common Stock held by Mr. Licht.

         (5) Includes presently exercisable options to purchase up to 350 shares of Common Stock held by Mr. Keiser.

         (6) Does not include options to purchase up to 20,000 shares of Common Stock which are not exercisable within 60 days.

* Represents less than 1% of applicable shares of Common Stock outstanding.

Certain Relationships and Related Transactions.

         In connection with the refinancing of property located at 2001 West Sample Road, Pompano Beach, FL ("Pompano Property") in October, 1997, the Company paid a mortgage loan in the amount of $443,727 ("Prior Mortgage Loan") which encumbered both the Pompano Property and an adjacent parcel of land ("Adjacent Parcel") which was owned by Justin Real Estate Corp. ("Justin").
The capital stock of Justin is owned by Neal R. Heller and Elizabeth S. Heller. Mr. and Mrs. Heller also had guaranteed the Prior Mortgage Loan.

         As of October 1997, the Company had advanced to Mr. and Mrs. Heller $142,442. In October 1997, Mr. and Mrs. Heller advanced the sum of $240,295 on behalf of the Company and the Company advanced $24,412 to Justin. In November, 1997, the Company advanced $53,523 on behalf of Justin. In December 1997, Mr. and Mrs. Heller waived the repayment of the sum of $19,918 from the Company. As of December 31, 1997, there were no amounts due to the Company from Mr. and Mrs. Heller or Justin and no amounts were due to the Company from Mr.and Mrs. Heller or Justin.

         In connection with the refinancing of the Pompano Property, Neal R. Heller has guaranteed the obligations of the Company pursuant to leases between the Company and its wholly owned subsidiary which owns the Pompano Property. Mr. Heller has collateralized such guarantee with a $100,000 letter of credit. In addition, Mr. Heller has agreed to indemnify BancOne Mortgage Capital Markets, LLC, the mortgagee of the Pompano Property, in certain limited instances. In July 1997, the Company issued an aggregate of 20,000 options exercisable for a period of 10 years at an exercise price of $.04 per share to Mr. and Mrs. Heller. Martin C. Licht, a director of the Company,was a member of law firms which received $189,452 attributable to 1996 and $153,351 attributable to 1997. In addition, as of December 31, 1997, the Company owed law firms of which Mr. Licht was a member $150,112. In July 1996 the Company borrowed $125,000 from Arthur Keiser, a director of the Company,and repaid such amount plus interest at the rate of 12% per annum in December 1996. In July 1996, in connection with such loan the Company granted Mr. Keiser an option to purchase 250 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of the grant for a period of five years.

         Finally, see Proposal No.4 hereof regarding the proposed sale of the Schools (as defined herein) to a corporation controlled by Mr. and Mrs. Heller.

         The Board of Directors recommends a vote FOR the foregoing nominees to serve as Directors of the Company.

                                 PROPOSAL NO. 2
                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has selected the accounting firm of Feldman Sherb Ehrlich & Co., P.C. to serve as independent auditors of the Company for the year ending December 31, 1998 and proposes the ratification of such decision.

         The Company has been advised by Feldman Sherb Ehrlich & Co., P.C. that neither the firm nor any of their associates has any relationship with the Company or any affiliate of the Company. If the foregoing appointment is rejected, or if Feldman Sherb Ehrlich & Co., P.C. shall decline to act or otherwise become incapable of acting, or if their appointment is otherwise discontinued, the Board of Directors will appoint other independent auditors whose appointment for any period subsequent to the 1998 Annual Meeting of Stockholders shall be subject to approval by the Stockholders at that meeting. Feldman Sherb Ehrlich & Co., P.C. served as the principal independent auditors of the Company for the year ended December 31, 1997. Representatives of Feldman Sherb Ehrlich & Co., P.C. are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions during the Meeting.

         The Board of Directors recommends a vote FOR ratification of the selection of Feldman Sherb Ehrlich & Co., P.C. as the independent auditors for the Company for the year ending December 31, 1998.

                                 PROPOSAL NO. 3
                       APPROVAL OF 1998 STOCK OPTION PLAN

         The 1998  Stock  Option  Plan  ("Plan")  was  adopted  by the  Board of
Directors on May 12, 1998. The Plan provides for the granting of options ("Options") to key employees, including officers, non-employee directors and consultants of the Company and its subsidiaries to purchase up to 200,000 shares of Common Stock which are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, ("Code"), or as options which are not intended to meet the requirements of such section ("Nonstatutory Stock Options").

         The Plan provides for its administration by an appointed committee of two disinterested directors which has discretionary authority, subject to certain restrictions, to determine the number of shares of Common Stock issued pursuant to Incentive Stock Options and Nonstatutory Stock Options and the individuals to whom and the conditions at which the exercise price for such options will be granted.

         The exercise price of all options granted under the Plan must be at least equal to the fair market value of such shares of Common Stock on the date of the grant or in the case of Incentive Stock Options granted to the holders of more than ten percent of (i) the Company's shares or (ii) the combined voting power of all classes of stock of any of its subsidiaries, at least 110% of the fair market value of the Common Stock on the date of the grant. The maximum exercise period for which options may be granted is ten years from the date of grant (five years in the case of an Incentive Stock Option granted to an individual owning more than ten percent of (i) the Company's shares or (ii) the combined voting power of all classes of stock of any of its subsidiaries).

Federal Income Tax Consequences

         The following is a summary of the federal income tax consequences under the Code with respect to Incentive Stock Options and Nonstatutory Stock Options.

         If shares are issued to a holder of a Nonstatutory Stock Option under the Plan, (1) no income will be recognized by the holder at the time of grant of the Option; (2) except as stated below, upon exercise of the Option the holder will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares over the Option price; (3) the Company will be entitled to a deduction at the same time and in the same amount as the holder has income under clause (2); and (4) upon a sale of shares so acquired, the holder may have additional short-term or long-term capital gain or loss. If the sale of such shares at a profit would subject a holder to suit under Section 16(b) of the Securities and Exchange Act of 1934, (1) no income will be recognized by the holder at the time of exercise of the Option; (2) at the earlier of (i) six months after such exercise or (ii) the first day on which the sale of such shares at a profit will not subject the holder to Section 16(b) liability, the holder will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the Option price; and (3) the Company will be entitled to a deduction at the same time and in the same amount as the holder has income under clause (2). A holder subject to Section 16(b) liability for such shares may elect, under Section 83(b) of the Code, to recognize taxable ordinary income at the time of exercise of such shares in an amount equal to the excess of the fair market value of the shares at the time of exercise over the Option price.

         If shares are issued to the holder of an Incentive Stock Option under the Plan, (1) no income will be recognized by such holder at the time of the grant of the Option or the transfer of shares to the holder pursuant to his or her exercise of the Option; (2) the difference between the Option price and the fair market value of the shares at the time of exercise will be treated as an item of tax preference to the holder; (3) no deduction will be allowed to the Company for federal tax purposes in connection with the grant or exercise of the Option; and (4) upon a sale or exchange of the shares after the later of (a) one year from the date of transfer of the shares to the original holder, or (b) two years from the date of grant of the Option, any amount realized by the holder in excess of the Option price will be taxed to the holder as a long-term capital gain, and any loss sustained by the holder will be a long-term capital loss. If the shares are disposed of before the holding period requirements described in the preceding sentence are satisfied, then (1) the holder will recognize taxable ordinary income in the year of disposition in an amount determined under the rules of the Code; (2) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; (3) the holder may have additional long-term or short-term capital gain or loss; and (4) the tax preference provision might not be applicable.

         The Board of Directors recommends a vote FOR approval of the 1998 Stock Option Plan.


                                 PROPOSAL NO. 4
                   SALE OF THE COMPANY'S VOCATIONAL SCHOOLS TO
                     FLORIDA COLLEGE OF NATURAL HEALTH, INC.

         The Company's Board of Directors has determined that it is in the Company's best interests to concentrate on developing business of Global Health Alternatives, Inc., its wholly owned subsidiary ("GHA"). GHA's strategy involves identifying natural products that have demonstrable health benefits and can be marketed without prior approval of the United States Food and Drug Administration ("FDA") and to promote and market those products. In addition, the Company intends to acquire existing products and companies which are complementary to the Company's existing products. No assurance can be given that such strategy will render the Company profitable.

         In July 1997 the Company acquired all of the capital stock of GHA in exchange for 145,000 shares of Common Stock, plus a number of additional shares of Common Stock to be determined based upon the operating performance of GHA. In June 1997, GHA commenced marketing Natural Relief 1222(R), a line of topical homeopathic medicines in a patented base of natural ingredients, acquired in May 1997 from Troy Laboratories, Inc. From GHA's inception on August 3, 1993 through June 1997, GHA was primarily engaged in organizational and financing activities, including business and product line acquisitions, and preliminary marketing and distribution activities. GHA's primary focus has been to develop a distribution network for its line of Natural Relief 1222 products. GHA has obtained initial distribution of Natural Relief 1222 in mass channels primarily chain drug stores and health food stores. Other GHA products include the Ellon flower remedies which utilize homeopathic active ingredients in a tincture appropriate for oral consumption or in a topical form without a patented inactive base.

         As part of the Company's shift in emphasis to the sale and marketing of natural health products, the Company closed its natural health care center in Boca Raton, Florida in October, 1997 and the natural health care center in Pompano Beach, Florida in January 1998. The natural health care centers provided multi-disciplinary complementary health care in the areas of alternative and nutritional medicine. In March 1998, the Company sold the assets of The Corporate Body, Inc., which offered on-site massages to businesses.

         Subject to shareholder approval of this Proposal, the Company intends to consummate the sale of the Company's three vocational schools that it operates as a junior college in Orlando, Pompano Beach and Miami, Florida (individually, the "Orlando School," the "Pompano School" and the "Miami School" and collectively, the "Schools") that offer training and preparation for licensing in therapeutic massage and skin care to Florida College of Natural Health, Inc. ("FCNH"). Neal R. Heller, the Company's President, Chief Executive Officer, a principal stockholder and a director, Elizabeth S. Heller, his wife, the Company's secretary, a principal stockholder and a director, are principal shareholders of FCNH. It is currently anticipated that Mr. Arthur Keiser will be a principal shareholder in FCNH.

         The purchase price for the Schools is $1,800,000 in cash. In addition, FCNH has agreed to assume all of the liabilities in connection with the operations of the Schools together with additional liabilities in the aggregate amount of approximately $1,130,000. The Company does not believe that its creditors will release it from such liabilities despite such assumption by FCNH.

         Under current United States Department of Education ("USDOE") regulations, a change in control of the Schools could result in a temporary or a permanent loss of Federal financial aid funds to the Schools' students. In addition, under the regulations of the Florida Department of Education a change of ownership resulting in a change of control may result in the termination of the Schools' licenses. The Schools will also require the approval of the Schools' accrediting commission upon a change of control. Upon the sale of the Schools, there will be a change of control. FCNH intends to apply to the USDOE, the Florida Department of Education and the Schools accrediting commission to continue operating the Schools. Should there be a disruption or termination of the availability of Federal financial aid to the Schools' students or a termination or interruption of the licenses or accreditation of the Schools, there would be a material adverse effect on FCNH, its business and its prospects.

         FCNH is not required to obtain the approval of either the USDOE or the Florida Department of Education as a condition precedent to closing the proposed transaction. No assurances can be given that FCNH will be able to obtain such approvals, if necessary, and that

FCNH will have sufficient revenues and cash flow to pay the assumed liabilities. The Company may therefore still be liable for such amounts. The failure of FCNH to pay the assumed liabilities would have a material adverse effect on the Company.

         In connection with the sale of the Schools, Mr. and Mrs. Heller's employment agreements will be canceled, and they will each resign as directors and officers of the Company. Mrs. Heller will also transfer to the Company 78,850 shares of Common Stock and options to purchase 20,000 shares of Common Stock.

         For the year ended December 31, 1997, the Schools generated revenues of approximately $5,900,000, while the sale of health and natural products generated revenues of approximately $1,100,000. Such amounts represent approximately 84% and 16%, respectively, of the Company's consolidated revenues.

Pro Forma Financial Statements

         The pro forma financial statements of FCNH and the Company commence immediately following the Exhibit Index which appears on page 28.

Product Lines

         GHA has obtained its current product portfolio by acquiring product lines and companies and entering into licensing agreements relating to the marketing and manufacture of its products. GHA has not developed any of its products, and does not maintain a research and development staff or research facilities.

         In October 1996, GHA acquired two natural product lines: Ellon flower essence products and Fruitseng(R) new age beverages. The Ellon products comprise 38 traditional English homeopathic flower remedies and one combination flower remedy. These products are sold principally through natural and health food stores. The Fruitseng line of ginseng-supplemented fruit juice drinks and iced tea drinks was distributed prior to the acquisition through specialty food distributors and mass market beverage distributors. Following the acquisition of the Fruitseng line, GHA elected to develop less capital-intensive products, and Fruitseng is not currently in distribution nor does the Company have any intention of allocating resources to reintroduce the brand.

         In November 1996 GHA entered into an option agreement to acquire all of the capital stock of Natural Health Laboratories, Inc., which held marketing and distribution rights to a line of natural, homeopathic topical medical products utilizing a patented base and marketed under the Natural Relief 1222 trademark. In connection with the acquisition, Natural Health Laboratories,Inc. acquired the rights to the patent from Troy Laboratories, Inc. and H. Edward Troy. Prior to the acquisition, GHA funded the operations of Natural Health Laboratories, Inc. pursuant to the option agreement.

         In April 1998, the Company restructured its agreement with the previous holder of the patented base for Natural Relief 1222. The Company agreed to make certain payments to and on behalf of the previous holders of the patent in settlement of accrued royalties and for the modification of the scheduled royalties. Under the agreement, the Company will pay royalties in connection with the patent equal to 3% of net sales up to $2,000,000, 2% of net sales from $2,000,000 to $4,000,0000 and 1% of net sales thereafter. In the event of a default in the payment of royalties or other payments in connection with the agreement, the patent will revert back to the original holders.

Overview of the Natural Health Product Market

         The Company believes that the market for natural products and supplements is being driven by information in the mass media which continues to highlight problems with the American diet; the fact that American consumers are becoming increasingly disenchanted with and skeptical about many conventional medical approaches to disease treatment; growing consumer interest in and acceptance of natural and alternative therapies and products; and, finally, recent clarifications and changes of food and drug laws that have eased significantly the regulatory burdens associated with the introduction and sale of dietary supplements.

         The Company believes that public awareness of the positive effects of nutritional supplements and natural remedies on health has been heightened by widely publicized reports and medical research findings indicating a correlation between the consumption and use of a wide variety of nutrients and natural remedies and the reduced incidence of certain diseases.

         The Company believes, although there can be no assurance, that the aging of the United States population, together with an increased focus on preventative and alternative health care measures, will continue to fuel increased demand for certain nutritional supplement products and natural remedies. Management also believes that the continuing shift to managed health care delivery systems will place greater emphasis on disease prevention and health maintenance, areas with which natural health products are most identified.

         With respect to the distribution of natural health products, while distribution through small to large sized natural and health food stores remains significant, the bulk of the growth is found in the mass merchandisers and health food chains such as General Nutrition Centers which now represent the majority of sales, and represent the fastest growing channels of distribution.

Products

         The Company's initial mass market-oriented product, Natural Relief 1222 Arthritis Relief ("Arthritis Relief") is a topical, natural, homeopathic medicine. The active ingredients are Bryonia 6X and Rhus Toxicodendron 6X, in a patented base of natural ingredients. This product is intended to be utilized for the temporary relief of minor pains and stiffness of muscles and joints associated with arthritis. Arthritis Relief was introduced in July 1997 through a nationwide television direct response advertising campaign. The Company also introduced Arthritis Relief to the mass consumer distribution channels through a broker network. The Company has obtained distribution of Arthritis Relief in eight of the top ten drug chains, including Rite Aid, Walgreens and Eckerd Drug. The Company also markets Arthritis Relief through catalogue and electronic media marketing companies.

         The total market for topical analgesics in mass market channels in 1997 exceeded $230 million. The category consists of two general types of products - counter-irritants, such as BenGay, which mask pain by irritating the skin in the area of application, and capsaicin products, such as Zostrix, which utilize the pain-reducing properties of a component of hot chili peppers. It is estimated that approximately 50 million Americans have some form of arthritis.

         In December 1997 GHA introduced three extensions to the Natural Relief 1222 product line - Sports Rub, Wart Remover and Dermatitis & Eczema Relief. These products have been introduced to existing mass market and natural/health food distribution channels through the Company's broker networks and direct selling efforts.

         Natural Relief 1222 Sports Rub, like Arthritis Relief, is a topical analgesic comprised of a homeopathic active ingredient, Thuja occidentalis 2C, in a patented base of natural ingredients. This product is intended to be utilized for prompt, temporary relief of minor pain, strains, sprains, stiffness, bruising, inflammation and weakness in muscles and joints due to overexertion and athletic activity. The Company intends Sports Rub to be a companion product to Arthritis Relief within the topical analgesics category.

         Natural Relief 1222 Wart Remover is a natural alternative to traditional salicylic acid-based products, and is comprised of a homeopathic active ingredient, Thuja occidentalis 2C, in a patented based of natural ingredients. This product is intended to be utilized for the removal of common warts.

         Natural Relief 1222 Dermatitis & Eczema Relief is a natural alternative to traditional hydrocortisone-based products, and is comprised of a homeopathic active ingredient, Lycopodium 2C, in a patented base of natural ingredients. This product is intended to be utilized for temporary relief of scalp or skin itching, irritation, redness, flaking and scaling associated with seborrheic dermatitis or eczema.

         The Company markets a line of homeopathic flower remedies under the Ellon trade name, which consists of 38 individual flower remedies and one combination flower remedy, sold as Calming Essence(R). These products are regulated OTC pharmaceuticals which are intended to be utilized for the relief of a range of emotional and psychological stresses. Calming Essence is sold principally to natural and health food retailers and distributors, and to alternative health care practitioners. The Company utilizes a combination of brokers and in-house telemarketers to sell the Ellon products. The Company competes in this category with several other established lines of homeopathic flower remedies, including the Bach and Flower Essence Services product lines.

         Management anticipates introducing additional products under the Natural Relief 1222 product line. The Company currently has developed formulations for acne relief and for first aid use for minor abrasions and contusions. Other Natural Relief 1222 products in development include a natural anti-fungal topical pharmaceutical and a natural burn and wound topical pharmaceutical.

Manufacturing

         The Company does not intend to develop its own manufacturing capabilities since management believes that the availability of manufacturing services from third parties on a contract basis is adequate to meet the Company's needs. The Company has utilized a number of manufacturers who have sufficient manufacturing capacity to meet the Company's anticipated production needs.

         The Company has used the services of a number of companies to manufacture its Natural Relief 1222 and the Ellon product lines. Natural Relief 1222 products generally require the mixing and processing of the active and inactive ingredients, which are then filled in tubes and packaged for retail sale. Ellon products involve the preparation of homeopathic medicines according to the Homeopathic Pharmacopoeia of the United States, and are generally sold in the form of tinctures packaged in small dropper bottles labeled for retail sale. The products are shipped from the Company's Portland, Maine facility or independent distribution centers located in Maine and New Jersey. The Company's products are manufactured to the Company's specifications in facilities in compliance with Federal Good Manufacturing Practice regulations.

         The  Company  has  no  existing   contractual   commitments   or  other
arrangements for the future manufacture of its products. Rather, it places orders for component or finished goods manufacturing services as required based upon price quotations and other terms obtained from selected manufacturers.

         Natural Relief 1222 Arthritis Relief, Sports Rub and Wart Remover are manufactured in the United States. Natural Relief 1222 Dermatitis & Eczema Relief utilizes certain components manufactured in the Peoples' Republic of China, and packaged in the United States. Ellon products utilize certain components manufactured in the United Kingdom. and are further manufactured and packaged in the United States. The Company anticipates that it will, for the foreseeable future, continue to rely on foreign sources for certain key components for certain of its products.

Marketing and Distribution

         Natural Relief 1222 Arthritis Relief was introduced in July 1997. Commercial shipments of the product were initiated in the same month. Extensions on the Natural Relief 1222 product line (Sports Rub, Wart Remover and Dermatitis & Eczema Relief) were introduced in December 1997.

         The Company has pursued a "multi-channel" distribution strategy in marketing its line of Natural Relief 1222 products, and intends to follow a similar strategy with future products. The

Natural Relief 1222 line of products is sold in eight of the top 10 drug chains, including Rite Aid, Walgreens and Eckerd Drug, as well as in certain supermarket chains, including Smith's. The Company also distributes its products to the health and natural food market through distributors and independent health and natural food retailers. In addition, the Company sells through other specialty channels, including catalogues such as the Carol Wright catalogue, television marketing channels such as Home Shopping Network and electronic media such as CUC International's world-wide web catalogue/website. The nature of the product and its target market dictate the channels of distribution in which a particular product is launched, and the level of effort directed to each channel of distribution.

         The Company utilizes a number of independent brokers to assist in the sale of its products in the mass market and natural and health food distribution channels. Brokers receive a commission on sales, and in certain cases a fixed monthly payment, under agreements that are terminable at will by either party on short notice. In most cases, the Company sells and ships its products directly to the warehouses and distribution centers of major retail chains. To reach smaller chains and independent retailers, the Company distributes products through drug wholesalers such as McKesson and Bergen Brunswig, and natural foods distributors such as Cornucopia (United Natural Foods).

         To support its marketing efforts, the Company advertises in trade and consumer health magazines, on television, and on radio, attends trade shows and exhibitions, sponsors promotional programs and events and in-store promotions, and engages in a public relations effort that has resulted in articles in health, mature audience, trade and natural products publications, which the Company uses to promote its products. In May 1997, GHA entered into a five year endorsement contract with actor and dancer Donald O'Connor. Mr. O'Connor receives royalties on sales of Natural Relief 1222 Arthritis Relief products at the rate of 1.5% for domestic retail sales up to $10,000,000; 1.0% for sales between $10,000,000 and $20,000,000; .5% for sales between $20,000,000 and
$30,000,000 and .25% for sales over $30,000,001. In addition, Mr. O'Connor receives royalties for direct response sales at the rate of between 2% and 4% and between 2.5% and 1.5% for electronic home shopping sales. Mr. O'Connor will receive 1% of all retail and direct response international sales. All royalties to be paid to Mr. O'Connor will be applied against a minimum guaranteed royalty payment. The Company has made extensive use of television and other media advertising featuring Mr. O'Connor, and it is anticipated that Mr. O'Connor will be featured in future promotional and public relations activities. The Company may utilize additional paid endorsers for its products in the future.

         In the  twelve-month  periods ended  December 31, 1996 and December 31,
1997,   GHA's   expenditures   for  product   advertising   and  promotion  were
approximately $89,100 and $2,317,800, respectively.

Competition - Products

         Over the counter medicine products are distributed primarily through the mass market channels of distribution, including chain drug stores, independent drug stores, supermarkets and mass merchandisers. The Company's competitors include such companies as Genderm, Thompson Medical, Schering Plough, Pfizer, Chattem and Warner Lambert.

         The Company's products include FDA recognized homeopathic active ingredients in a patented base of natural ingredients. The Company's competitors have access to these same homeopathic ingredients and would be able to develop and market similar products. However, competitors would be unable to completely duplicate the products' formulae due to the patent protection that extends to the use of certain inactive ingredients. Nonetheless, marketplace success will probably be determined more by marketing and distribution strategies and resources than by product uniqueness.

Government Regulation

         The Company believes that all of its existing products are homeopathic medicines which do not require governmental approvals prior to marketing in the United States. The processing, formulation, packaging, labeling and advertising of such products, however, are subject to regulation by one or more federal agencies including the FDA, the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture, the Department of Alcohol, Tobacco and Firearms and the Environmental Protection Agency. The Company's activities are also subject to regulation by various agencies of the states and localities in which its products are sold. In addition, the sale of the Company's products by distributors in foreign markets are subject to regulation and oversight by various federal, state and local agencies in those markets.

         The FDA traditionally has been the main agency regulating the types of products sold by homeopathic and natural OTC pharmaceutical firms. Official legal recognition of homeopathic drugs in the United States dates to the federal Food, Drug and Cosmetic Act of 1938 ("FDCA"). The FDCA provides that the term "drug" includes articles recognized in the official Homeopathic Pharmacopoeia of the United States ("HPUS"). The FDCA further recognizes the separate nature of homeopathic drugs from traditional, allopathic drugs by providing that whenever a drug is recognized in both the United States Pharmacopoeia ("U.S.P.") and the HPUS it shall be subject to the requirements of the U.S.P. unless it is labeled and offered for sale as a homeopathic drug, in which case it shall be subject to the provisions of the HPUS and not to those of the U.S.P.

         In 1988, the FDA issued a Compliance Policy Guide ("CPG") that formally established the manner in which homeopathic drugs are regulated. The CPG provides that homeopathic drugs may only contain ingredients that are generally recognized as homeopathic. Such recognition is most often obtained via the publication of a monograph in the HPUS. The FDA has also noted that a product's compliance with a HPUS monograph system does not necessarily mean that it has been shown to be safe and effective. According to the CPG, and consistent with established FDA principals regarding allopathic drugs, a homeopathic drug may only be marketed without a prescription if it is intended solely for self-limiting disease conditions amenable to self-diagnosis and treatment. Other homeopathic drugs must be marketed as prescription products. In addition, if an HPUS monograph states that a drug should only be available on a prescription basis, this criteria will apply even if the drug is intended for a self limiting condition. The CPG provides that the FDA's general allopathic drug labeling requirements are also applicable to homeopathic drugs. All firms that manufacture, prepare, compound, or otherwise process homeopathic drugs must register their drug establishments with the FDA and must also "list" their drugs with the agency. Homeopathic drugs must also be manufactured in conformance with "current good manufacturing practices" ("GMP"). In addition, homeopathic drugs are exempt from FDA's requirements for expiration date labeling.

         The HPUS is updated regularly. The HPUS was initially published by the Committee on Pharmacy of the American Institute of Homeopathy and is currently published by the Homeopathic Pharmacopoeia Convention of the United States ("HPCUS"), a private, non-profit entity organized exclusively for charitable, educational, and scientific activities. The HPUS is an official publication that is cited in the Federal Food and Drug Laws and CPG. The HPUS contains hundreds of monographs for homeopathic ingredients that have been found by the HPCUS to be both safe and effective. The HPUS also contains general standards for the preparation of homeopathic drugs.

Patents and Trademarks

         GHA, through Natural Health Laboratories, Inc., has a United States Patent covering the use of certain inactive botanical ingredients as a base for several of its Natural Relief 1222 products. The Company also has obtained marketing and manufacturing rights to a family of Chinese-origin, patented, natural topical medical products.

         GHA has federal trademark registrations for Natural Relief 1222, Ellon, Calming Essence and Mesozoic Minerals. The Company also has trademark registrations for Nature's Relief and Nature's Relief 1222 in Canada. The Company's general policy is to pursue registrations of trademarks associated with its key products and to protect its legal and commercial rights with respect to the use of those trademarks. The Company relies on common law trademark rights to protect its unregistered trademarks.

         In an action captioned Erie Laboratories, Inc. ("Erie") and H. Edward Troy ("Troy") v. Patricia J. Fisher, Richard Aji and Edward G. Coyne brought in the Supreme Court of the State of New York, Onondaga County, the plaintiffs are seeking to have a purported assignment of patent utilized for Natural Relief 1222 to the defendants declared null and void and to have Erie declared the lawful owner of such patent. The plaintiffs have prevailed at the trial level, however, the defendants have filed a notice of appeal. In the event that the defendants prevail, then the defendants would have equal rights to the patent.

         Additional trademark registration applications which may be filed by the Company with the United States Patent and Trademark Office and in other countries may or may not be granted and the breadth or degree of protection of the Company's existing or future trademarks may not be adequate. Moreover, the Company may not be able to defend successfully any of its legal rights with respect to its present or future trademarks. The failure of the Company to protect its legal rights to its trademarks from improper appropriation or otherwise may have a material adverse affect on the Company.

Seasonality

         Sales of topical analgesic products are strongest during the colder winter months when arthritis sufferers tend to feel pain and stiffness more acutely. Conversely, sales of skin treatment products (e.g., hydrocortisone creams, etc.) are slightly stronger during the non-winter months. The Company does not believe that the sales of wart removal products are seasonal.

Employees

         GHA has 11 full time employees and one part time employee, of which four are executive and administrative, five are in accounting and operations and three are in marketing and sales. None of the Company's employees are represented by a union, and the Company believes that its employee relations are good.

Insurance

         GHA carries general liability insurance in the amount of $5,000,000 per occurrence and $6,000,000 in the aggregate including products liability insurance. There can be no assurance, however, that the Company's insurance will be sufficient to cover potential claims or that an adequate level of coverage will be available in the future at a reasonable cost, if at all. A successful claim could have a material adverse effect on the Company.

Property

         GHA leases approximately 2,200 square feet of office and warehouse space in Portland, Maine at a monthly rental of $2,150 plus utilities. This lease expires on November 30, 2001, although the Company may elect to terminate the lease commencing December 1, 1998 with six months notice. It is anticipated that the Company's corporate offices will be relocated to Portland, Maine from Pompano Beach, Florida upon the consummation of the sale of the Schools. The Company intends, although there can be no assurance, to sell the Pompano Property.

Pressing Need for Additional Financing

         In order to reach a level of product sales to become profitable, management estimates that the Company will require approximately $4,000,000 in new capital for marketing and expansion of the Company's business. No arrangements are currently in place for such financing and no assurances can be given that such financing will be available to the Company on acceptable terms, if at all.

Rights of Appraisal

         A stockholder of a Florida corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of (1) a merger or consolidation to which the corporation is a party,
(2) a sale or exchange of all or substantially all of the corporation's property other than in the usual and ordinary course of business, (3) an approval of a control share acquisition, (4) a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired, (5) an amendment to the articles of incorporation if the stockholder is entitled to vote on the amendment and the amendment would adversely affect the stockholder and (6) any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action. Florida Statutes provide that, unless a corporation's articles of incorporation otherwise provide, which the Company's articles of incorporation do not, a stockholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the stockholder are either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by 2,000 or more stockholders.

Procedure for Exercise of Appraisal Rights.

         A shareholder who wishes to assert dissenters' rights shall deliver to the Company before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated and not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment. Within 10 days after the shareholders authorize the proposed action, the Company shall give written notice of such authorization to each shareholder who filed a notice of intent to demand payment for his or her shares.

         Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the Company a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the Company simultaneously with the filing of the election to dissent. The Company may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the Company.

         Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided for herein and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the Company to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the Company consents thereto.

         However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, if (a) such demand is withdrawn as provided herein; (b) the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action; (c) no demand or petition for the determination of fair value by a court has been made or filed within the time provided herein; or (d) a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided herein.

         Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the Company shall make a written offer to each dissenting shareholder who has made demand as provided herein to pay an amount the Company estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by (a) a balance sheet of the Company as of the latest available date; and (b) a profit and loss statement of such Company for the 12-month period ended on the date of such balance sheet.

         If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

         If the Company fails to make such offer within such specified period or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the Company, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of the Company is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the Company requests the court to make such determination, is entitled to receive payment for his or her shares. If the Company fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the Company.

         All dissenting shareholders, other than shareholders who have agreed with the Company as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The Company shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a Florida resident in the manner provided by law for the service of a summons and complaint and upon each non Florida resident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. All shareholders who are proper parties to the proceeding are entitled to judgment against the Company for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The Company shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

         The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court. The costs and expenses of any such proceeding shall also be determined by the court and shall be assessed against the Company, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the Company has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the Company offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

         The foregoing explanation does not purport to be complete and reference is made to Section 607.1320 of the Florida Statutes which is annexed as Exhibit
4.1 hereto.

         Florida Statutes also contain an affiliated transactions provision which provides that certain transactions involving a corporation and a stockholder owning 10% or more of the corporation's outstanding voting shares (an "affiliated stockholder") must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated stockholder. The transactions covered by the statute include, with certain exceptions, (1) mergers and consolidations to which the corporation and the affiliated stockholder are parties, (2) sales or other dispositions of substantial amounts of the corporation's assets to the affiliated stockholder,
(3) issuances by the corporation of substantial amounts of its securities to the affiliated stockholder, (4) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated stockholder, (5) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated stockholder and (6) the receipt by the affiliated stockholder of certain loans or other financial assistance from the corporation. These special voting requirements do not apply in any of the following circumstances: (a) if the transaction was approved by a majority of the corporation's disinterested directors, (b) if the corporation did not have more than 300 stockholders of record at any time during the preceding three years, (c) if the affiliated stockholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for the past five years, (d) if the affiliated stockholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors or (e) if the consideration received by each stockholder in connection with the transaction satisfies the "fair price" provisions of the statute. This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Such an amendment to the articles of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested stockholders and is not effective until 18 months after approval. The Company's articles of incorporation provide that the Company shall not be governed by the affiliated transactions statute.

The Board of Directors Recommends voting FOR the Sale of the Schools to FCNH.


                                 PROPOSAL NO. 5
                     AMENDMENT OF ARTICLES OF INCORPORATION

         The Board of  Directors  has approved  the  amendment of the  Company's
Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 5,000,000 to 50,000,000.

         The Board of Directors has approved such amendment in order for the Company to have a sufficient number of shares of Common Stock authorized primarily for the conversion of the Company's outstanding Series A Preferred
Stock, Series B Preferred Stock , Series C Preferred Stock as well as for issuance upon the exercise of other outstanding options warrants and conversion rights. The Company also anticipates issuing additional shares of Common Stock in connection with obtaining additional financing. It is not anticipated that shareholder approval will be solicited in connection with such additional financing unless otherwise required by statute or regulatory authorities. As of June 23, 1998, the Company had 5,000,000 shares of Common Stock authorized and 1,259,580 shares of Common Stock outstanding. As of June 23, 1998, the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock were convertible into 1,279,119, 295,584 and 6,805,479 shares of Common Stock, respectively.

         In June 1997, pursuant to Regulation D promulgated under the Securities Act of 1933, as amended ("Act"), the Company sold 2,200 shares of its Series A Preferred Stock for $1,000 a share, and realized net proceeds of $1,900,702. The Series A Preferred Stock pays a dividend at the rate of 8% per annum payable in shares of Common Stock and is convertible commencing 60 days after issuance, provided that a registration statement covering the resale of the shares of common stock is effective, at the rate of 75% of the market price of the Common Stock. In addition, a penalty of 2.5% per month for a period of five months accrued on the Series A Preferred Stock which is payable in cash or shares of Common Stock at the conversion price. The registration statement covering such conversion shares was declared effective on January 12, 1998.

         Pursuant to the exemption from the registration requirements under Regulation S promulgated under the Act, on February 20, 1998, the Company issued 300 shares of Series B Preferred Stock with a stated value of $1,000 per share to an "accredited investor" as that term is defined under Regulation D promulgated under the Act. The stated value and the accrued dividends thereon on the Series B Preferred Stock is convertible into shares of Common Stock commencing on April 4, 1998, at a conversion price equal to the lower of (i) 70% percent of the average closing bid price of the Common Stock as reported by Bloomberg, L.P. for the three trading days immediately preceding the notice of conversion or (ii) $2.50.

         In April 1998, in a private placement exempt from the registration requirements under the Act pursuant to Regulation S promulgated under the Act, the Company issued 4,000 shares of Series C Preferred Stock. Each share of Series C Preferred Stock is convertible into shares of Common Stock commencing 41 days after the date of issuance at a conversion price equal to the lower of the closing bid price of the Common Stock on the date of issuance or 75% of the average closing bid price of the Common Stock for the five trading days immediately preceding the date of the notice of conversion. Each share of Series C Preferred Stock shall automatically be converted into Common Stock on the date which is 24 months from the date of issuance.

         The net proceeds from the sale of the Series C Preferred Stock were approximately $3,400,000. Of such amount, $2,500,000 was utilized to redeem 1,568 shares of Series A Preferred Stock.

         In accordance with Nasdaq rules, the Company may not issue more than 191,902 shares of Common Stock (an amount equal to 20% of the Company's outstanding Common Stock on April 8, 1998) unless the stockholders of the Company approve the issuance of additional shares of Common Stock via Proposal No. 6 in this Proxy Statement or Nasdaq waives the requirement of stockholder approval. In the event that the Company has issued 191,902 shares of Common Stock pursuant to the conversion of the Series C Preferred Stock and the Company has not obtained such waiver from Nasdaq or stockholder approval hereby, then the Company has agreed to redeem any shares of Series C Preferred Stock outstanding at a redemption price equal to 133% of the face amount of the shares of Series C Preferred Stock and any accrued and unpaid dividends.

         The Board of Directors recommends a vote FOR the ratification of the amendment of the Company's Amended and Restated Articles of Incorporation.


                                 PROPOSAL NO. 6
         APPROVAL OF ISSUANCE OF ADDITIONAL SHARES TO PERMIT CONVERSION
                     IN FULL OF THE SERIES C PREFERRED STOCK

         As discussed in Proposal No.5 above, ss.4310(c)(25)(H) of the Nasdaq Marketplace Rules prevents the Company from issuing a number of shares of Common Stock equal to or greater than 20% of the number of the Company's outstanding shares of Common Stock unless such issuance is either approved by the Company's shareholders or Nasdaq waives such requirement. The Company may therefore only convert the Series C Preferred Stock until 191,902 shares of Common Stock are issued unless this Proposal is approved or a waiver is obtained. Each share of Series C Preferred Stock is convertible into shares of Common Stock commencing 41 days after the date of issuance at a conversion price equal to the lower of the closing bid price of the Common Stock on the date of issuance or 75% of the average closing bid price of the Common Stock for the five trading days immediately preceding the date of the notice of conversion. Each share of Series C Preferred Stock shall automatically be converted into Common Stock on the date which is 24 months from the date of issuance.

         The Board of Directors believes that it is in the Company's best interests to convert the Series C Preferred Stock in accordance with its terms rather than redeem such securities at 133% of their face value as provided for in the event any shares of Series C Preferred Stock cannot be converted.

         The Board of Directors recommends a vote FOR the approval of the issuance of additional shares to permit the conversion in full of the Series C Preferred Stock.


                                 PROPOSAL NO. 7
               APPROVAL OF ISSUANCE OF SHARES TO PERMIT CONVERSION
                     OF THE COMPANY'S 12.5% PROMISSORY NOTES

         As discussed in Proposal No.5 above, ss.4310(c)(25)(H) of the Nasdaq Marketplace Rules prevents the Company from issuing a number of shares of Common Stock equal to or greater than 20% of the number of the Company's outstanding shares of Common Stock unless such issuance is either approved by the Company's shareholders or Nasdaq waives such requirement. The Company has offered to the holders of $595,000 of the Company's 12.5% promissory notes (the "Promissory Notes") the right to convert the principal and accrued interest thereon into shares of Common Stock at a conversion price equal to .5848, which is 85% of the closing bid price of the Common Stock ending on May 15, 1998. As of June 23, 1998, the promissory notes are convertible into an aggregate of 1,209,062 shares of Common Stock.

         The Board of Directors believes that it is in the Company's best interests to convert the Promissory Notes in accordance with its terms rather than to pay the amounts due.

         The Board of Directors recommends a vote FOR the approval of the issuance of additional shares to permit the conversion in full of the Promissory Notes.


                            PROPOSALS BY STOCKHOLDERS

         Any stockholder who intends to present a proposal for action at the Company's 1999 Annual Meeting of Stockholders in next year's proxy statement and proxy card must forward a copy of such proposal to the Secretary of the Company. Any such proposal must be received by the Company for inclusion in its proxy statement and form of proxy card relating to that meeting by December 23, 1998.


                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters to be presented for action at the Meeting. If, however, any other matters are properly brought before the Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their own judgment on such matters.


                          ANNUAL REPORT TO STOCKHOLDERS

         The Company's 1997 Annual Report to Stockholders has been mailed to Stockholders concurrently with this Proxy Statement, but except as herein stated, such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S PRESIDENT, NEAL R. HELLER, NATURAL HEALTH TRENDS CORP., 2001 WEST SAMPLE ROAD, POMPANO BEACH, FL 33064.

                                            By Order of the Board of Directors




                                            Neal R. Heller, President
Pompano Beach, Florida
June 26, 1998

         STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. A
PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE
APPRECIATED.

Exhibit Index

2.1 Assets Purchase Agreement dated April 29, 1998 by and among Natural Health Trends Corp., Neal R. Heller & Elizabeth S. Heller and Florida College of Natural Health, Inc. *

4.1 Florida Statutes Sections 607.1301, 607.1302, 607.1320 Regarding Appraisal Rights.

------------
*        Included in the filing of the Company's preliminary proxy statement.

                  NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES
                               UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS


         The accompanying pro forma consolidated financial statements have been prepared to show the proposed disposition of Florida College of Natural Health, a division of Natural Health Trends Corp. (the "Company") in a sale transaction with the Company's president.

         The following unaudited pro forma consolidated balance sheet presents the pro forma financial position of the Company at March 31, 1998 as if the proposed sale had occurred on such date. Included are adjustments to record the value of the consideration paid to the Company, the disposition of assets sold, the assumption by the purchaser of certain liabilities and the write-off of intangible assets connected with the disposed operations. The historical March 31, 1998 balance sheet is also adjusted to reflect several significant equity and debt transactions that have occurred subsequent to such date, including:(1) the sale of a new series of convertible preferred stock, and (2) the redemption of the previous series of preferred stock.

         The unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 reflect the elimination of the operations of the Company's schools division as if the proposed disposition had occurred on January 1, 1997.

         The unaudited pro forma consolidated statements of operations do not necessarily represent actual results that would have been achieved had the sale occurred on January 1, 1997, nor may they be indicative of future operations. These unaudited pro forma consolidated financial statements should be read in conjunction with the Company's historical financial statements and notes thereto.

                                                   NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

                                                   UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                         ASSETS

                                         Balance at                                                        Sale of
                                          March 31,                 Adjustments            As             Schools (4)
                                      ---------------           ----------------                     ------------------
                                            1998                       DR (CR)            Adjusted            DR (CR)     Pro forma
                                      -----------------         ---------------    ----------------   ----------------    ----------
CURRENT ASSETS:
Cash                               $            318,089 (1)    $      3,418,965   $  1,237,054  $        (203,960)  $     2,833,094
                                                        (3)          (2,500,000)                        1,800,000

Restricted cash                                 250,000                                250,000           (250,000)                -
Accounts receivable                           1,856,328                              1,856,328         (1,805,047)           51,281
Inventories                                     772,224                                772,224           (286,827)          485,397
Prepaid expenses and other current
assets                                          113,479                                113,479            (60,793)           52,686
                                         ----------------                        ----------------    ----------------   ------------

       TOTAL CURRENT ASSETS                   3,310,120                              4,229,085                            3,422,458
PROPERTY AND EQUIPMENT                        3,473,827                              3,473,827            (81,146)        3,392,681
DEPOSITS AND OTHER ASSETS                     6,407,312                              6,407,312           (226,714)        6,180,598
                                       -------------------      ---------------  ----------------                   ---------------

                                   $         13,191,259        $        918,965   $ 14,110,224    $    (1,114,487)$      12,995,737
                                        ===================      =============== ================   ================  ============

                                           LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                 $          1,939,943        $                  $  1,939,943    $       519,646   $     1,420,297
  Accrued expenses                              485,080                                485,080            250,145           234,935
  Revolving credit line                         128,035                                128,035            128,035                 -
  Accrued expenses for discontinued
  operations                                    337,160                                337,160                              337,160
  Current portion of long term debt           1,974,444                              1,974,444            133,200         1,841,244
  Deferred revenue                            1,263,584                              1,263,584          1,263,584                 -
  Current portion of accrued consulting
  contract                                      360,131                                360,131                              360,131
  Other current liabilities                     428,893                                428,893            240,27            188,618

                                        ---------------                          --------------                       -------------
            TOTAL CURRENT LIABILITIES         6,917,270                              6,917,270                            4,382,385

LONG-TERM DEBT                                2,238,522                              2,238,522             26,838         2,211,684
DEBENTURES PAYABLE                                    -                                      -                                    -
ACCRUED CONSULTING CONTRACT                           -                                      -                                    -
ACCRUED EXPENSES DISCONTINUED OPERATION               -                                      -                                    -
COMMON STOCK SUBJECT TO PUT                     380,000                                380,000                              380,000

STOCKHOLDERS' EQUITY:
  Preferred stock, $.0001 par value,
  2,200 shares outstanding actual,
  632 pro forma                               2,162,202                              2,747,834                            2,747,834
                                                        (1)          (3,418,965)
                                                        (2)           1,333,333
                                                        (3)           1,500,000
  Common stock, $.001 par value,
  959,511 shares outstanding actual
  and pro forma                                     960                                    960                                  960
  Additional paid-in capital                 12,129,804                             12,463,137                           12,463,137
                                                        (2)          (1,333,333)
                                                        (3)           1,000,000
  Retained earnings (deficit)               (10,257,499)                           (10,257,499)      (1,447,236)         (8,810,263)

  Common stock subject to put                  (380,000)                              (380,000)                            (380,000)
  Prepaid stock compensation
                                        -----------------                         --------------                        -----------
  TOTAL STOCKHOLDERS' EQUITY                   3,655,467                             4,574,432                            6,021,668
                                       -----------------                         --------------                        -----------
                                                                   -------------                    -----------
                                    $         13,191,259        $      (918,965) $  14,110,224    $   1,114,487 $       12,995,737
                                      ===================           ============    ============     ==========       ==============

                  See notes to pro forma financial statements


                                                                   NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

                                                             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                                                     Three
                                                     Months                          Pro Forma Adjustments
                                                                          ------------------------------------------
                                                    March 31,
                                                ----------------          ----------------          ----------------
                                                      1998                      DEBIT                    CREDIT              Total
                                                ----------------          ----------------          ----------------      ----------


     REVENUES                                 $       2,062,885   (1)   $       1,521,321         $                     $   541,564

     COST OF GOODS SOLD                                 861,703                             (1)            749,604          112,099
                                                  -------------                                                          ----------

     GROSS PROFIT                                     1,201,182                                                             429,465

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES     1,655,740                             (1)            599,303        1,056,437
                                                  -------------                                                          ----------

     OPERATING INCOME (LOSS)                           (454,558)                                                           (626,972)
                                                  -------------                                                          ----------

     OTHER INCOME (EXPENSES)
          Interest (expense), net                      (110,507)                            (1)              1,485         (109,022)
          Rent income                                                                       (2)             60,000           60,000
                                                  -------------                                                          ----------

          TOTAL OTHER INCOME (EXPENSES)                (110,507)                                                            (49,022)
                                                  -------------                                                          ----------


     LOSS FROM CONTINUED OPERATIONS            $        (565,065)        $      1,521,321         $      1,410,392     $   (675,994)
                                                   =============          ================          ================      ==========

     BASIC INCOME (LOSS) PER COMMON SHARE:
          Continued Operations                 $           (0.63)                                                     $       (0.76)
                                                   =============                                                          ==========

     WEIGHTED AVERAGE COMMON SHARES USED                 892,386                                                            892,386
                                                   =============                                                          ==========













                   See notes to pro forma financial statements

                  NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                                                         Year ended                Pro Forma Adjustments
                                                                          -------------------------------------------
                                                         December 31,
                                                  -------------------     -------------------      ------------------
                                                             1997                DEBIT                   CREDIT             Total
                                                  -------------------     -------------------      ------------------   ------------


REVENUES                                        $          6,992,516    (1) $   5,453,909        $                    $   1,538,607

COST OF GOODS SOLD                                         2,868,094                         (1)       2,493,059            375,035
                                                   -------------------                                                 -------------

GROSS PROFIT                                               4,124,422                                                      1,163,572

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES               7,636,911                         (1)       2,378,682          5,258,229

NON-CASH IMPUTED COMPENSATION EXPENSE                        425,000                                                        425,000

LITIGATION SETTLEMENT                                        118,206                                                        118,206
                                                   -------------------                                                --------------

OPERATING INCOME (LOSS)                                   (4,055,695)                                                    (4,637,863)
                                                   -------------------                                                --------------

OTHER INCOME (EXPENSES)
       Interest (expense), net                            (1,064,301)                        (1)           9,547         (1,054,754)
       Rent income                                                                           (2)         240,000            240,000
       Other                                                (103,000)                                                      (103,000)
       Miscellaneaous Revenue                                 22,317                                                         22,317
                                                   -------------------
                                                                                                                      -------------
       TOTAL OTHER INCOME (EXPENSES)                      (1,144,984)                                                      (895,437)
                                                   -------------------                                                 -------------


LOSS FROM CONTINUED OPERATIONS                  $         (5,200,679)       $   5,453,909       $       5,121,288  $     (5,533,300)
                                                  ===================         =============         ==============   ===============

BASIC INCOME (LOSS) PER COMMON SHARE:
       Continued Operations                     $             (11.98)                                             $          (12.74)
                                                  ===================                                                ===============

WEIGHTED AVERAGE COMMON SHARES USED                           434,265                                                       434,265
                                                  ===================                                                ===============













                   See notes to pro forma financial statements

                  NATURAL HEALTH TRENDS CORP. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS


A. The following unaudited pro-forma adjustments, numbered 1- 3, are included in the accompanying unaudited adjusted consolidated balance sheet at March 31, 1998. The unaudited adjusted March 31, 1998 balance sheet is further adjusted by entry number 4 to reflect the Company's unaudited pro forma financial position subsequent to the proposed sale of the schools division:

     (1) To record the April 1998 sale of $4,000,000 face amount of Series C convertible preferred stock, net of expenses of $581,035.

     (2) To record a conversion discount on the Series C Preferred Stock, which will be amortized as dividends over the 41 day period up to the date of initial convertibility.

     (3) To record the redemption of $1,500,000 of face amount of Series A Preferred Stock for $2,500,000, with the $1,000,000 excess reducing previously recorded paid in capital from preferred stock sales.

     (4) To record the sale of the Schools to FCNH for cash of $1,800,000, with a resulting gain of $1,447,236. The Company will remain contingently liable for liabilities assumed by the buyer in the aggregate of $1,170,104.

B. The following pro-forma adjustments are included in the accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998, which have been prepared to reflect the sale as if it had occurred on January 1, 1997:

     (1) To eliminate revenue and expenses related to disposed operations.

     (2) To record estimated rental income at $240,000 per annum for the premises occupied by the Pompano school.

                     FLORIDA COLLEGE OF NATURAL HEALTH, INC.
                               UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS


         The accompanying pro forma consolidated financial statements have been prepared to show the pro forma financial position and results of operations of Florida College of Natural Health, Inc. ("FCNH") subsequent to its purchase of the schools division of Natural Health Trends Corp. (the "Company").

         The following unaudited pro forma consolidated balance sheet presents the pro forma financial position of FCNH at March 31, 1998 as if the proposed purchase had occurred on such date. Included are adjustments to record the value of the consideration paid for the schools, including the debt financing, the acquisition of the assets, the assumption of certain liabilities and the recording of resulting goodwill.

         The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 and the three months ended are designed to reflect FCNH's operation of the schools as if the purchase had occurred on January 1, 1997.

         The unaudited pro forma consolidated statement of operations does not necessarily represent actual results that would have been achieved had the purchase occurred on January 1, 1997, nor may they be indicative of future operations. These unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of Natural Health Trends Corp.





                     FLORIDA COLLEGE OF NATURAL HEALTH, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                                                                School Division
                                           Florida College of  of Natural Health
                                             Natural Health       Trends Corp.
                                             Three Months         Three Months          Pro Forma Adjustments
                                                                                        ---------------------
                                                March 31,             March 31,
                                            --------------      ----------------       ---------   -----------
                                                  1998                 1998              DEBIT       CREDIT                 Total
                                            --------------      ----------------      ---------   ------------           -----------


     REVENUES                             $                0     $     1,521,321   $             $                $       1,521,321

     COST OF GOODS SOLD                                                  795,631                                            795,631
                                              ---------------    --------------                                         ------------

     GROSS PROFIT                                                        725,690                                            725,690

     SELLING, GENERAL AND ADMINISTRATIVE
     EXPENSES                                                            599,303 (3)     20,000                             619,303
                                                                 ---------------                                        ------------

     OPERATING INCOME (LOSS)                                             126,387                                            106,387

     INTEREST EXPENSE                                                      1,485 (1)     33,000                              36,985
                                                                                 (2)      2,500
                                              ---------------    ---------------                                        ------------

     NET INCOME (LOSS) BEFORE INCOME TAXES                               124,902                                             69,402

     PROVISION FOR INCOME TAXES                                                  (4)     28,000                              28,000
                                             ----------------   ----------------    -----------      ---------         ------------

     NET INCOME (LOSS)                   $                 0   $         124,902   $     83,500    $         0    $          41,402
                                            =================   ================    ============     ==========         ============






                   See notes to pro forma financial statements



                     FLORIDA COLLEGE OF NATURAL HEALTH, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                                                               School Division
                                   Florida College of         of Natural Health
                                    Natural Health              Trends Corp.
                                      Year ended                 Year ended         Pro Forma Adjustments
                                                                                 ---------------------------
                                      December 31,               December 31,
                               -------------------------   --------------------- -------------   -------------
                                         1997                       1997              DEBIT          CREDIT              Total
                               -------------------------   ---------------------  ------------    ------------    ---------------


REVENUES                      $                        0  $           5,453,909   $               $                $      5,453,909

COST OF GOODS SOLD                                                    2,582,997                                           2,582,997
                                         ---------------        ---------------                                        -------------

GROSS PROFIT                                                          2,870,912                                           2,870,912

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                                               2,378,682 (3)     80,000                            2,458,682
                                         --------------         ----------------                                       -------------

OPERATING INCOME (LOSS)                                                 492,230                                             412,230

INTEREST EXPENSE                                                          9,547 (1)    131,000                              150,547
                                                                                (2)     10,000
                                         ---------------        ----------------                                        ------------

NET INCOME (LOSS) BEFORE INCOME TAXES                                   482,683                                             261,683

PROVISION FOR INCOME TAXES                                              193,000                  (4)      88,000            105,000
                                         --------------         ---------------    --------------     --------------    ------------

NET INCOME (LOSS)            $                        0  $              289,683    $   221,000     $      88,000       $    156,683
                                       ================         ===============     =============    ================    ===========






                   See notes to pro forma financial statements




                    FLORIDA COLLEGE OF NATURAL HEALTH, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                     ASSETS


                                   Florida College of
                                     Natural Health
                                       Balance at                          Pro Forma Adjustments
                                                                 ---------------------------------------
                                        March 31,
                                 -------------------------      ----------------           ---------------
                                          1998                      DEBIT                     CREDIT              Total
                                -------------------------       ----------------           ---------------    ----------------

CURRENT ASSETS:
Cash                             $                  1    (1)  $         600,000  (2)     $        600,000   $         203,961
                                                         (2)            203,960
Restricted cash                                          (2)            250,000                                       250,000
Accounts receivable                                      (2)          1,805,047                                     1,805,047
Inventories                                              (2)            286,827                                       286,827
Prepaid expenses and
 other current assets                                    (2)             60,793                                        60,793
                                  ---------------------         ----------------                             ----------------
       TOTAL CURRENT ASSETS                         1                                                               2,606,628


PROPERTY AND EQUIPMENT                                   (2)             81,146                                        81,146
GOODWILL                                                 (2)          1,602,588                                     1,602,588
DEPOSITS AND OTHER ASSETS                                (2)             71,362                                       121,362
                                                         (2)             50,000
                                   ---------------------        ----------------           ---------------    ----------------

                                 $                   1        $       5,011,723          $        600,000   $       4,411,724
                                  ======================        ================           ===============    ================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable and accrued
 expenses                        $                            $                  (2)     $        769,791   $         769,791
 Revolving credit line                                                           (2)              128,035             128,035
 Current portion of long term
 debt                                                                            (2)              289,440             289,440
 Deferred revenue                                                                (2)            1,263,584           1,263,584
 Other current liabilities                                                       (2)              240,275             240,275
                                  ----------------------                                                        ----------------
          TOTAL CURRENT LIABILITIES                  0                                                              2,691,125

LONG-TERM DEBT                                                                   (2)            1,120,598           1,120,598

COMMON STOCK                                         1                           (1)              600,000             600,001
                                  ----------------------        ----------------           ---------------    ----------------
                                 $                   1       $                0          $      4,411,723   $       4,411,724
                                  =======================       ================           ===============    ================




                   See notes to pro forma financial statements

                     FLORIDA COLLEGE OF NATURAL HEALTH, INC.
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS


A. The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma balance sheet at March 31, 1998:

         (1)      To record the initial capitalization of FCNH.

         (2) To record the purchase of the Schools for $1,800,000,$550,000 of which is provided from current funds and $1,250,000 of which is provided by debt Financing (the "Acquisition Financing"). Financing costs in connection with the Acquisition Financing are estimated at $50,000. Goodwill totals $1,602,588. It is anticipated that (i) the Acquisition Financing will bear interest at the prime rate plus two percent per annum,(ii) principal on the Acquisition Financing will be payable at the rate of $13,020 per month and (iii) the Acquisition Financing will mature five years from the date of closing.

B. The following pro-forma adjustments are included in the accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 and the three months ended March 31, 1998, which has been prepared to reflect the purchase as if it had occurred on January 1, 1997:

         (1)      To record interest expense on the Acquisition Financing.

         (2) To amortize finance costs on the Acquisition Financing over the five year term of the debt.

         (3)      To amortize goodwill over a period of 20 years.

         (4)      To adjust provision for income taxes.